EXHIBIT 5

BASS, BERRY & SIMS PLC
KNOXVILLE OFFICE 900 SOUTH GAY STREET, SUITE 1700 KNOXVILLE, TN 37902 (865) 521-6200 MEMPHIS OFFICE THE TOWER AT PEABODY PLACE 100 PEABODY PLACE, SUITE 950 MEMPHIS, TN 38103-2625 (901) 543-5900	A PROFESSIONAL LIMITED LIABILITY COMPANY ATTORNEYS AT LAW Reply To: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 www.bassberry.com	DOWNTOWN OFFICE: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 MUSIC ROW OFFICE: 29 MUSIC SQUARE EAST NASHVILLE, TN 37203-4322 (615) 255-6161

June 30, 2003

American Retirement Corporation
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the American Retirement Corporation Employee Stock Purchase Plan, as amended (the “Plan”), to be filed by you with the Securities and Exchange Commission, covering 250,000 additional shares (the “Shares”) of common stock, par value $.01 per share, issuable pursuant to the Plan.

     In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

     Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid, and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bass, Berry & Sims PLC